EXHIBIT 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Randal Rombeiro	Courthouse Plaza NE
937-242-9093	937-242-9573	Dayton, OH 45463

FOR IMMEDIATE RELEASE –

NEWPAGE ANNOUNCES FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

Dayton, Ohio. – March 1, 2007 – NewPage Corporation today announced its financial results of operations for the fourth quarter and the full year 2006. Net sales were $519 million in the fourth quarter of 2006 compared to $495 million in the fourth quarter of 2005, an increase of 4.6%. For the full year 2006, net sales were $2,038 million compared to $1,863 million for 2005, an increase of 9.4%. The company’s weighted average coated paper prices increased to $887 per ton in the fourth quarter of 2006 from $875 per ton in the fourth quarter of 2005, and coated paper sales volumes in the fourth quarter of 2006 were 526,000 tons compared to 537,000 tons in the fourth quarter of 2005. Average coated paper prices for the full year increased from $872 per ton in 2005 to $893 per ton in 2006, and coated paper sales volume increased from 2,032,000 tons in 2005 to 2,116,000 tons in 2006. In the fourth quarter of 2006, the company did not take any market-related downtime for coated paper, compared to 11,000 tons in the fourth quarter of 2005. During the full-year 2006, the company did not take any market-related downtime for coated paper, compared to 57,000 tons of market-related downtime in 2005.

“Fourth quarter 2006 volume was down somewhat compared to the fourth quarter of 2005. For the full year, however, coated paper volumes were up and the first half of 2006 was our best first half in more than five years,” said Mark A. Suwyn, chairman of the board and chief executive officer. “Despite some softness in the market, we realized higher selling prices in the fourth quarter and for the full year as a result of capacity closures, GDP growth and product efforts. Importantly, during the year the company reduced senior secured debt by $269 million and increased cash on hand by $43 million, of which $11 million is associated with the Rumford Cogeneration Company Limited Partnership.

“From a productivity standpoint, we had another successful year, but we continued to see the negative effects of growing imports of coated freesheet paper from China, Indonesia and South Korea, which we believe is being sold in our markets at artificially low prices,” added Suwyn. “Late last year, we petitioned the U.S. Department of Commerce to initiate anti-dumping and countervailing duty investigations on imports from those countries that could lead to the imposition of duties on those imports. The dumping and subsidization of certain paper producers should not be tolerated and the governments of China, Indonesia and South Korea should stop subsidizing pulp and paper production and exports from those countries. We believe everyone should have a fair opportunity to compete in this market. We are unable to predict the outcome of these investigations at this time.”

Net loss was $20 million in the fourth quarter of 2006 compared to a net loss of $23 million in the fourth quarter of 2005. For the full year 2006, there was a net loss of $32 million compared to a net loss of $65 million in 2005. Fourth quarter 2006 results include pre-tax charges of $17 million associated with the permanent shutdown of the No. 7 paper machine in Luke, Maryland, including $11 million for accelerated depreciation, and non-cash equity award expense of $3 million, primarily for the former chief financial officer.

EBITDA was $56 million for the fourth quarter of 2006 compared to EBITDA of $40 million for the fourth quarter of 2005. For the full year, EBITDA was $262 million and $231 million for 2006 and 2005. Significant items in 2006 included:

•	$63 million net gain from the sale of assets resulting primarily from the sale of the hydroelectric generating facilities;

•	$47 million non-cash loss for the basket option contract;

•	non-cash equity award expense of $11 million;

•	$8 million of expenses for transition costs; and

•	$19 million of non-cash charges and loss on the sale of the carbonless business included in the loss from discontinued operations.

Significant items in 2005 included a non-cash loss of $25 million on the basket option contract and $14 million of expenses for transition costs. In addition, 2006 net loss was lower as a result of higher sales prices, higher sales volumes and productivity improvements, partially offset by higher costs for chemicals, wood and energy and an increase in interest expense.

Cost of sales for the fourth quarter of 2006 was $476 million compared to $439 million for the fourth quarter of 2005. Gross margin for the fourth quarter of 2006 declined to 8.2%, compared to 11.4% for the fourth quarter of 2005, driven by costs of $17 million related to the permanent shutdown of the No. 7 paper machine. For the full year, cost of sales was $1,825 million for 2006 compared to $1,690 million for 2005, an increase of 8.0%. For the full year, gross margin for 2006 improved to 10.5%, compared to 9.2% for 2005 despite costs related to the shutdown of the No. 7 paper machine.

“From an operations perspective, we had another outstanding year overall in terms of productivity. However, these benefits were more than offset by the impact of oil-based raw material and fuel as oil prices rose,” said Richard D. Willett, Jr., president and chief operating officer. “While input costs are likely to remain volatile, we are anticipating less cost inflation in the first half of 2007. And, while we were able to achieve some pricing momentum during the year through September 2006, prices were affected by excess supply in the fourth quarter and we saw market conditions soften before finally stabilizing in December. As previously announced, we permanently shut down a smaller paper machine at our Luke, Maryland, facility at year end, and we have curtailed production on the No. 11 paper machine at our Rumford, Maine mill to align capacity with anticipated market demand in large part as a result of the continued growth of low-priced Asian imports.”

Maintenance expenses in the fourth quarter of 2006 were $39 million, down from $42 million in the fourth quarter of 2005. For the full year, maintenance expenses at our mills totaled $168 million in 2006 compared to $173 million in 2005. “In conjunction with our annual maintenance shutdowns, we had incidental costs for 2006 and 2005 of $20 million and $7 million for unabsorbed fixed costs from lower production volumes and other costs for purchased materials and energy,” said Willett. “The $13 million increase in incidental costs from 2005 to 2006 was primarily attributable to the planned shutdown at our Escanaba operations for improvements to one of our paper machines and certain coating equipment and other maintenance-related items.”

Selling, general and administrative (SG&A) expenses were $31 million for the fourth quarter of 2006 compared to $24 million for the fourth quarter of 2005. The increase in SG&A was primarily driven by equity award, severance and legal expenses. For the full year, SG&A expenses were $112 million for 2006 compared to $100 million for 2005. As a percentage of net sales, SG&A expenses increased slightly in 2006 to 5.5% from 5.4% in 2005.

Interest expense for the fourth quarter of 2006 was $35 million compared to $38 million for the fourth quarter of 2005. Interest expense for 2006 increased to $146 million compared to $132 million for 2005, primarily as a result of the interest expense incurred on the debt issued to finance the acquisition. For periods prior to the acquisition, interest expense relates to long-term debt specifically attributed to certain mill facilities.

There were no outstanding borrowings under the revolving senior secured credit facility as of December 31, 2006. Based on availability under the borrowing base as of that date, there was $179 million of additional borrowing availability under the revolving senior secured credit facility.

“Generally, we expect operating rates in the coated paper markets to remain stable in the first half of 2007, and we believe that business drivers such as capacity closures, GDP growth and advertising spending remain favorable to us in realizing higher operating rates over time,” commented Suwyn. “However, it is important to note that our business continues to see the effects of coated freesheet paper imports.”

	Successor – NewPage Corp.			Non-GAAP Combined Successor and Predecessor
	Quarter Ended Dec. 31, 2006	Quarter Ended Dec. 31, 2005	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
(in millions)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$519	$495	$2,038	$1,863
Cost of sales	476	439	1,825	1,690
Selling, general and administrative expense	31	24	112	100
Interest expense	35	38	146	132
Other (income) expense, net	(1)	27	(25)	16

Income (loss) from continuing operations before income taxes	(22)	(33)	(20)	(75)
Income tax (benefit)	(4)	(6)	(4)	(10)

Income (loss) from continuing operations	(18)	(27)	(16)	(65)
Income (loss) from discontinued operations	(2)	4	(16)	—

Net income (loss)	$(20)	$(23)	$(32)	$(65)

Supplemental Information
EBITDA (1)	$56	$40	$262	$231

(1)	Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income (loss) to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage Fourth Quarter and Year-End 2006 Conference Call and Webcast is scheduled for today, March 1, 2007, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Quarterly Earnings Conference Call and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 800-288-8974 (toll-free domestic) or 612-332-0718 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 862036. The replay will be available starting at 2:30 p.m. (ET) on March 1, 2007, and will remain available until noon (ET) on April 5, 2007.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. The company produces coated papers in sheets and rolls with many finishes and weights to offer design flexibility for a wide array of end uses. With more than 4,300 employees, NewPage operates integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply and/or demand and/or prices for our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere in the world; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Fourth Quarters Ended December 31, 2006 and 2005

(In millions)

	Fourth Quarter Ended December 31, 2006	Fourth Quarter Ended December 31, 2005
Net sales	$519	$495

Cost of sales	476	439
Selling, general and administrative expenses	31	24
Interest expense	35	38
Other (income) expense, net	(1)	27

Income (loss) from continuing operations before income taxes (benefit)	(22)	(33)
Income tax expense (benefit)	(4)	(6)

Income (loss) from continuing operations	(18)	(27)
Income (loss) from discontinued operations	(2)	4

Net income (loss)	$(20)	$(23)

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Years Ended December 31, 2006 and 2005

(In millions)

	Successor - NewPage Corporation Year Ended December 31, 2006	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005	Successor - NewPage Corporation Eight Months Ended December 31, 2005	Predecessor Four Months Ended April 30, 2005
Net sales	$2,038	$1,863	$1,281	$582

Cost of sales	1,825	1,690	1,152	538
Selling, general and administrative expenses	112	100	69	31
Interest expense	146	132	111	21
Other (income) expense, net	(25)	16	18	(2)

Income (loss) from continuing operations before income taxes (benefit)	(20)	(75)	(69)	(6)
Income tax expense (benefit)	(4)	(10)	(7)	(3)

Income (loss) from continuing operations	(16)	(65)	(62)	(3)
Income (loss) from discontinued operations	(16)	—	5	(5)

Net income (loss)	$(32)	$(65)	$(57)	$(8)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

December 31, 2006 and 2005

(In millions)

	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$44	$1
Accounts receivable, net	149	191
Inventories	317	343
Other current assets	27	20
Assets of discontinued operations	—	152

Total current assets	537	707

Property, plant and equipment, net	1,309	1,408
Intangibles and other assets	135	187

TOTAL ASSETS	$1,981	$2,302

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$134	$162
Accrued expenses	120	102
Current maturities of long-term debt	5	8
Liabilities of discontinued operations	—	66

Total current liabilities	259	338

Long-term debt	1,289	1,555
Other long-term obligations	64	62
Commitments and contingencies
Minority interest	38	—

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	400	399
Accumulated deficit	(89)	(57)
Accumulated other comprehensive income	20	5

Total stockholder’s equity	331	347

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,981	$2,302

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Years Ended December 31, 2006 and 2005

(In millions)

	Successor - NewPage Corporation Year Ended December 31, 2006	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005	Successor - NewPage Corporation Eight Months Ended December 31, 2005	Predecessor Four Months Ended April 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(32)	$(65)	$(57)	$(8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	16	—	(5)	5
Depreciation and amortization	152	160	99	61
Amortization of debt issuance costs and debt discount	10	17	17	—
Gain on sale of assets	(63)	—	—	—
Unrealized (gain) loss on option contracts	48	25	25	—
Deferred income taxes	(4)	(11)	(4)	(7)
Investees—earnings and distributions	—	6	5	1
Loss on defeasance of debt	—	18	—	18
LIFO effect	(2)	5	5	—
Equity award expense	11	1	1	—
Changes in operating assets and liabilities	55	(24)	52	(76)
Net cash flows of discontinued operations	(11)	39	31	8

Net cash provided by (used in) operating activities	180	171	169	2

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	—	(1,974)	(1,974)	—
Capital expenditures	(88)	(76)	(62)	(14)
Proceeds from sale of assets	229	—	—	—
Cash paid for option contracts	—	(73)	(73)	—
Net cash flows of discontinued operations	(1)	(8)	(5)	(3)

Net cash provided by (used in) investing activities	140	(2,131)	(2,114)	(17)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	441	441	—
Proceeds from issuance of long-term debt and initial draw of revolver	—	1,694	1,694	—
Payment of financing costs	(1)	(58)	(58)	—
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(6)	—	—	—
Loans to parents	(10)	—	—	—
Payments on long-term debt	(224)	(2)	(2)	—
Net borrowings (payments) on revolving credit facility	(46)	(129)	(129)	—
Net transactions with MeadWestvaco Corporation	—	15	—	15

Net cash provided by (used in) financing activities	(287)	1,961	1,946	15

Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	10	—	—	—

Net increase (decrease) in cash and cash equivalents	43	1	1	—
Cash and cash equivalents at beginning of period	1	—	—	—

Cash and cash equivalents at end of period	$44	$1	$1	$—

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

Years Ended December 31, 2006 and 2005

(In millions)

	Successor - NewPage Corporation Fourth Quarter Ended December 31, 2006	Successor - NewPage Corporation Fourth Quarter Ended December 31, 2005	Successor - NewPage Corporation Year Ended December 31, 2006	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005
Net income (loss)	$(20)	$(23)	$(32)	$(65)
Plus:
Interest expense	35	38	146	132
Income tax expense (benefit)	(4)	(4)	(4)	(11)
Depreciation and amortization	45	29	152	175

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$56	$40	$262	$231

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.